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-----------------------------                                                                          -----------------------------
|          FORM 4           |                  U.S. SECURITIES AND EXCHANGE COMMISSION                 |        OMB APPROVAL       |
-----------------------------                          Washington, D.C. 20549                          |----------------------------
[X]  Check this box                                                                                    | OMB Number:     3235-0287 |
     if no longer subject            STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP OF SECURITIES        | Expires: January 31, 2005 |
     to Section 16. Form 4                                                                             | Estimated average burden  |
     or Form 5 obligations           Filed pursuant to Section 16(a) of the Securities Exchange        | hours per response....0.5 |
     may continue. See                Act of 1934, Section 17(a) of the Public Utility Holding         -----------------------------
     Instruction 1(b).                       Company Act of 1935 or Section 30(h) of the
                                                   Investment Company Act of 1940
(Print or Type Responses)
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| 1. Name and Address of             | 2. Issuer Name and Ticker or Trading Symbol| 6. Relationship of Reporting Person(s)         |
|    Reporting Person*               |                                            |     to Issuer (Check all applicable)           |
|                                    |    ING Entertainment, Inc.                 |                                                |
| MicroCapital Fund LP               ----------------------------------------------    |_| Director             |x| 10% Owner      |
|                                    | 3. IRS                  | 4. Statement for |    |_| Officer (give title  |_| Other (specify |
--------------------------------------    Identification       |    Month/Day/Year|                 below)                 below)  |
|   (Last)    (First)    (Middle)    |    Number of            |                  |                                                |
|                                    |    Reporting Person,    |    9/19/02       |                                                |
|                                    |    Person, if an        ---------------------------------------------------------------------
| 410 Jessie Street, Suite 1002      |    entity               | 5. If Amendment, | 7. Individual or Joint/Group Filing            |
--------------------------------------    (voluntary)          |    Date of Orig- |        (Check Applicable Line)                 |
|             (Street)               |                         |    inal (Month/  |                                                |
|                                    |                         |    Day/Year)     |    |x| Form filed by One Reporting Person      |
| San Francisco, CA 94103            |                         |                  |    |_| Form filed by More than One Reporting   |
|                                    |                         |                  |        Person                                  |
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|   (City)    (State)    (Zip)       |      Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned      |
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| 1.                  | 2.      | 2A.     | 3.        | 4.                                  | 5.            | 6.        | 7.       |
| Title of Security   | Trans-  | Deemed  | Trans-    | Securities Acquired (A)             | Amount of     | Owner-    | Nature of|
| (Instr. 3)          | action  | Execu-  | action    | or Disposed of (D)                  | Securities    | ship      | Indirect |
|                     | Date    | tion    | Code      | (Instr. 3, 4 and 5)                 | Beneficially  | Form:     | Bene-    |
|                     |         | Date,   | Instr. 8) |                                     | Owned Follow- | Direct    | ficial   |
|                     | (Month/ | if any  --------------------------------------------------- ing Reported  | (D) or    | Owner-   |
|                     | Day/    | (Month/ |       |   |                |(A)|                | Transaction(s)| Indirect  | ship     |
|                     | Year)   | Day/    |       |   |                |or |                | (Instr. 3     | (I)       | (Instr.  |
|                     |         | Year)   | Code  | V |     Amount     |(D)|     Price      |  and 4)       | (Instr.4) |  4)      |
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|                     |         |         |       |   |                |   |                |               |           |          |
|                     |         |         |       |   |                |   |                |               |           |          |
| Common Stock        | 9/19/02 |         | S     |   | 110,015        | D |     $6.87      | 191,135       |  D        |          |
|                     |         |         |       |   |                |   |                |               |           |          |
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|                     |         |         |       |   |                |   |                |               |           |          |
|                     |         |         |       |   |                |   |                |               |           |          |
|                     |         |         |       |   |                |   |                |               |           |          |
|                     |         |         |       |   |                |   |                |               |           |          |
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|                     |         |         |       |   |                |   |                |               |           |          |
|                     |         |         |       |   |                |   |                |               |           |          |
|                     |         |         |       |   |                |   |                |               |           |          |
|                     |         |         |       |   |                |   |                |               |           |          |
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|                     |         |         |       |   |                |   |                |               |           |          |
|                     |         |         |       |   |                |   |                |               |           |          |
|                     |         |         |       |   |                |   |                |               |           |          |
|                     |         |         |       |   |                |   |                |               |           |          |
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|                     |         |         |       |   |                |   |                |               |           |          |
|                     |         |         |       |   |                |   |                |               |           |          |
|                     |         |         |       |   |                |   |                |               |           |          |
|                     |         |         |       |   |                |   |                |               |           |          |
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|                     |         |         |       |   |                |   |                |               |           |          |
|                     |         |         |       |   |                |   |                |               |           |          |
|                     |         |         |       |   |                |   |                |               |           |          |
|                     |         |         |       |   |                |   |                |               |           |          |
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|                     |         |         |       |   |                |   |                |               |           |          |
|                     |         |         |       |   |                |   |                |               |           |          |
|                     |         |         |       |   |                |   |                |               |           |          |
|                     |         |         |       |   |                |   |                |               |           |          |
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|                     |         |         |       |   |                |   |                |               |           |          |
|                     |         |         |       |   |                |   |                |               |           |          |
|                     |         |         |       |   |                |   |                |               |           |          |
|                     |         |         |       |   |                |   |                |               |           |          |
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the form is filed by more than one reporting person, see Instruction 4(b)(v).

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| FORM 4 (continued)                Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned                 |
|                                           (e.g., puts, calls, warrants, options, convertible securities)                         |
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|1.         |2.      |3.      |3A.     |4.     |5.          |6.               |7.               |8.      |9.       |10.    |11.    |
|Title of   |Conver- |Trans-  |Deemed  |Trans- |Number of   |Date Exer-       |Title and Amount |Price   |Number   |Owner- |Nature |
|Derivative |sion    |action  |Execu-  |action |Derivative  |cisable and      |of Underlying    |of      |of       |ship   |of     |
|Security   |or      |Date    |tion    |Code   |Securities  |Expiration       |Securities       |Deriv-  |Deriv-   |Form   |In-    |
|(Instr. 3) |Exer-   |(Month/ |Date,   |(Instr.|Acquired (A)|Date             |(Instr. 3 and 4) |ative   |ative    |of     |direct |
|           |cise    |Day/    |if any  | 8)    |or Disposed |(Month/Day/      |                 |Secur-  |Secur-   |Deriv- |Bene-  |
|           |Price   |Year)   |(Month/ |       |of(D)       |Year)            |                 |ity     |ities    |ative  |ficial |
|           |of      |        |Day/    |       |(Instr. 3,  |                 |                 |(Instr. |Bene-    |Secur- |Owner- |
|           |Deriv-  |        |Year)   |       | 4 and 5)   |                 |                 | 5)     |ficially |ity:   |ship   |
|           |ative   |        |        |       |            |-----------------------------------|        |Owned    |Direct |(Instr.|
|           |Secur-  |        |        |       |            |        |        |        |        |        |Following|(D) or | 4)    |
|           |ity     |        |        |       |            |        |        |        |Amount  |        |Reported |In-    |       |
|           |        |        |        |       |            |Date    |Expi-   |        |or      |        |Trans-   |direct |       |
|           |        |        |        ---------------------|Exer-   |ra-     |        |Number  |        |action(s)|(I)    |       |
|           |        |        |        |     | |      |     |cis-    |tion    |        |of      |        |(Instr.  |(Instr.|       |
|           |        |        |        | Code|V| (A)  | (D) |able    |Date    |Title   |Shares  |        | 4)      | 4)    |       |
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|           |        |        |        |     | |      |     |        |        |        |        |        |         |       |       |
|           |        |        |        |     | |      |     |        |        |        |        |        |         |       |       |
|           |        |        |        |     | |      |     |        |        |        |        |        |         |       |       |
|           |        |        |        |     | |      |     |        |        |        |        |        |         |       |       |
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|           |        |        |        |     | |      |     |        |        |        |        |        |         |       |       |
|           |        |        |        |     | |      |     |        |        |        |        |        |         |       |       |
|           |        |        |        |     | |      |     |        |        |        |        |        |         |       |       |
|           |        |        |        |     | |      |     |        |        |        |        |        |         |       |       |
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|           |        |        |        |     | |      |     |        |        |        |        |        |         |       |       |
|           |        |        |        |     | |      |     |        |        |        |        |        |         |       |       |
|           |        |        |        |     | |      |     |        |        |        |        |        |         |       |       |
|           |        |        |        |     | |      |     |        |        |        |        |        |         |       |       |
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|           |        |        |        |     | |      |     |        |        |        |        |        |         |       |       |
|           |        |        |        |     | |      |     |        |        |        |        |        |         |       |       |
|           |        |        |        |     | |      |     |        |        |        |        |        |         |       |       |
|           |        |        |        |     | |      |     |        |        |        |        |        |         |       |       |
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|           |        |        |        |     | |      |     |        |        |        |        |        |         |       |       |
|           |        |        |        |     | |      |     |        |        |        |        |        |         |       |       |
|           |        |        |        |     | |      |     |        |        |        |        |        |         |       |       |
|           |        |        |        |     | |      |     |        |        |        |        |        |         |       |       |
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|           |        |        |        |     | |      |     |        |        |        |        |        |         |       |       |
|           |        |        |        |     | |      |     |        |        |        |        |        |         |       |       |
|           |        |        |        |     | |      |     |        |        |        |        |        |         |       |       |
|           |        |        |        |     | |      |     |        |        |        |        |        |         |       |       |
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|           |        |        |        |     | |      |     |        |        |        |        |        |         |       |       |
|           |        |        |        |     | |      |     |        |        |        |        |        |         |       |       |
|           |        |        |        |     | |      |     |        |        |        |        |        |         |       |       |
|           |        |        |        |     | |      |     |        |        |        |        |        |         |       |       |
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|           |        |        |        |     | |      |     |        |        |        |        |        |         |       |       |
|           |        |        |        |     | |      |     |        |        |        |        |        |         |       |       |
|           |        |        |        |     | |      |     |        |        |        |        |        |         |       |       |
|           |        |        |        |     | |      |     |        |        |        |        |        |         |       |       |
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|           |        |        |        |     | |      |     |        |        |        |        |        |         |       |       |
|           |        |        |        |     | |      |     |        |        |        |        |        |         |       |       |
|           |        |        |        |     | |      |     |        |        |        |        |        |         |       |       |
|           |        |        |        |     | |      |     |        |        |        |        |        |         |       |       |
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|           |        |        |        |     | |      |     |        |        |        |        |        |         |       |       |
|           |        |        |        |     | |      |     |        |        |        |        |        |         |       |       |
|           |        |        |        |     | |      |     |        |        |        |        |        |         |       |       |
|           |        |        |        |     | |      |     |        |        |        |        |        |         |       |       |
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Explanation of Responses:


                                                                       /s/ Ian P. Ellis, Managing Member
                                                                           MicroCapital LLC, General Partner
                                                                           MicroCapital Fund LP                September 23, 2002
**   Intentional misstatements or omissions of facts                  -----------------------------------    -----------------------
     constitute Federal Criminal Violations. See 18 U.S.C.              **Signature of Reporting Person                Date
     1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see
       Instruction 6 for procedure.

                                                                                                                   Page 2 of   Pages
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